Exhibit 99.1

    News Release

TranSwitch Corporation Announces
Proposed Public Offering of Common Stock

May 16, 2011 – TranSwitch Corporation (NASDAQ: TXCC) today announced that it is offering to sell shares of its common stock in an underwritten public offering.  Needham & Company, LLC is acting as sole book running manager, and Northland Capital Markets and Signal Hill are acting as co-managers for the offering.

TranSwitch intends to use the net proceeds from the offering for general corporate purposes, including working capital.

The shares described above are being offered by TranSwitch pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”).  A preliminary prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Needham & Company, LLC, 445 Park Avenue, New York, NY 10022, (800) 903-3268.

About TranSwitch

TranSwitch Corporation (NASDAQ: TXCC) is a leading provider of semiconductor solutions in rapidly growing segments of the consumer electronics and telecommunications markets. Founded in 1988, TranSwitch® is headquartered in Shelton, CT. The company designs and develops innovative silicon integrated circuits and intellectual property solutions to deliver superior voice and video quality for the next generation of multimedia over IP, while providing the customer support needed for  rapid time-to-market. For more information, please visit: www.transwitch.com.

TranSwitch Corporation Announces Proposed Public Offering of Common Stock	page 2

Safe Harbor

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Robert A. Bosi
Vice President and Chief Financial Officer
Phone: 203.929.8810 ext. 2465

Ted Chung
Vice President Business Development
Phone: 203.929.8810 ext. 2004

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453
www.transwitch.com